As filed with the Securities and Exchange Commission on October 13, 2026.

Registration No. 333-280696

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO:
REGISTRATION STATEMENT ON FORM S-8 No. 333-280696

UNDER
THE SECURITIES ACT OF 1933

LandBridge Corporation
(Exact name of registrant as specified in its charter)

Texas	93-3636146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5555 San Felipe Street, Suite 1200 Houston, Texas 77056
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated LandBridge Corporation Long Term Incentive Plan
(Full title of the Plan)

Harrison Bolling General Counsel LandBridge Corporation 5555 San Felipe Street, Suite 1200 Houston, Texas 77056 (713) 230-8864
(Name, address, and telephone number, including area code, of agent for service)

With copies to:
David P. Oelman

Michael S. Telle
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

Explanatory Note

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (File No. 333-280696) (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act, by LandBridge Corporation, a Texas corporation (“LandBridge Corporation”), as the successor registrant to LandBridge Company LLC, a Delaware limited liability company (“LandBridge Company”). The Registration Statement was originally filed by LandBridge Company with the Securities and Exchange Commission (the “Commission”) on July 3, 2024.

Effective at 3:01 p.m. (Central Time) on October 13, 2026, LandBridge Company converted from a Delaware limited liability company to a Texas corporation (the “Conversion and Redomestication”) pursuant to a plan of conversion. The Conversion and Redomestication was approved by the Board of Directors of LandBridge Company and subsequently received shareholder approval by written consent on August 14, 2026. As a result of the Conversion and Redomestication, among other things, the affairs of LandBridge Corporation ceased to be governed by the Delaware Limited Liability Company Act and became subject to the Texas Business Organizations Code (the “TBOC”); the limited liability company agreement of LandBridge Company that was in effect immediately prior to the Conversion and Redomestication was replaced by a certificate of formation filed with the Secretary of State of the State of Texas (the “Charter”) and bylaws approved in connection with the Conversion and Redomestication and plan of conversion (the “Bylaws”); and each Class A share representing a limited liability company interest in LandBridge Company (“Class A shares”) and each Class B share representing a limited liability company interest in LandBridge Company issued and outstanding or held in treasury was converted into one share of Class A common stock, par value $0.001 per share (“Class A Common Stock”), and one share of Class B common stock, par value $0.001 per share, respectively, of LandBridge Corporation as a Texas corporation.

In connection with the Conversion and Redomestication, LandBridge Corporation assumed from LandBridge Company: (i) the LandBridge Company LLC Long Term Incentive Plan (the “Predecessor Plan”), (ii) all awards, whether vested or unvested, that were then outstanding under the Predecessor Plan, (iii) the grant notices and agreements evidencing such awards and (iv) the then remaining unallocated share reserve issuable under the Predecessor Plan. Following the Conversion and Redomestication, the Predecessor Plan was amended and restated in its entirety and renamed the “Amended and Restated LandBridge Corporation Long Term Incentive Plan” (the “Plan”) to reflect the effects of the Conversion and Redomestication (such as awards being denominated in shares of Class A Common Stock rather than in Class A shares); however, the material terms and conditions of the Predecessor Plan and each outstanding award that was in effect immediately prior to the Conversion and Redomestication continue in full force and effect after the Conversion and Redomestication.

This Amendment is being filed solely to reflect the change in state of domicile and form of organization as a result of the Conversion and Redomestication or as necessary to keep the Registration Statement from being misleading in any material respect. LandBridge Corporation expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Exchange Act. The securities registered under the Registration Statement that remain unsold are hereby deemed to cover the corresponding shares of Class A Common Stock of LandBridge Corporation. No additional securities are registered by this Amendment, and applicable filing fees were paid at the time of the original filing of the Registration Statement.

The Registration Statement shall remain unchanged in all other respects.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed by the registrant with the Commission are hereby incorporated by reference:

(a) the description of the Registrant’s Class A Common Stock contained in the Registrant’s Amendment No. 1 to the registration statement on Form 8-A (File No. 001-42150), filed with the Commission on October 13, 2026 (or in a subsequently filed amendment or report updating such description), including any amendment or report filed for the purpose of updating such description;

(b) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025;

(c) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026;

(d) the Registrant’s Current Reports on Form 8-K filed on June 24, 2026, September 21, 2026, September 22, 2026, September 22, 2026 and October 1, 2026; and

(e) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2025.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of Texas.

Under the TBOC, the charter of a corporation may provide that a director or officer of the corporation is not liable, or is liable only to the extent provided by the charter, to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director or officer. The TBOC does not authorize elimination or limitation of liability to the extent the director or officer is found liable under applicable law for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders; (ii) any act or omission not in good faith that constitutes a breach of duty of the director or officer to the corporation or that involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director or officer receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties or (iv) an act or omission for which the liability of the director or officer is expressly provided by an applicable statute.

Article VII of the Charter provides that, to the fullest extent permitted by the TBOC, no director or officer of LandBridge Corporation is liable to LandBridge Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director or officer’s capacity as an officer, except for liability for (i) any breach of such person’s duty of loyalty to LandBridge Corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty to LandBridge Corporation or involve intentional misconduct or a knowing violation of applicable law, (iii) any transaction from which such person derived any improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties or (iv) an act or omission for which the liability of such person is expressly provided for by an applicable statute.

The TBOC provides that a corporation must indemnify a director or former director against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a director, or is or was serving as a representative of another enterprise or organization or an employee benefit plan while serving as a director, if the director or former director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors where indemnification is not mandated by the TBOC; however, such permissive indemnification is subject to certain limitations and the director satisfying specified standards of conduct. The TBOC also provides that officers must be indemnified to the same extent as directors are required to be indemnified under the TBOC and that a court may also order indemnification under various circumstances. In addition, the TBOC permits indemnification in certain circumstances in which we would not otherwise have the power to do so under the provisions of the TBOC or our charter or bylaws if that indemnification is approved by the shareholders of LandBridge Corporation.

Article VIII of the Bylaws provides that, to the fullest extent permitted by the TBOC, LandBridge Corporation must indemnify and hold harmless any person who was or is, or is threatened to be made, a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of LandBridge Corporation, or while a director or officer of LandBridge Corporation is or was serving at the request of LandBridge Corporation as a director, officer, employee or agent or other representative of another partnership, limited liability company, joint venture, trust, or other enterprise or nonprofit entity, against liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by the person in connection with the action, suit or proceeding if the person satisfied a specified standard of conduct.

The TBOC and the Bylaws permit LandBridge Corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of LandBridge Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not LandBridge Corporation would have the power to indemnify that person under the TBOC. Pursuant to this authority, LandBridge Corporation has obtained such insurance for its directors, officers, employees and agents and those of its subsidiaries. LandBridge Corporation has also entered into written indemnification agreements with each of its directors and officers that provide, in general, that LandBridge Corporation will indemnify them against loss and liability arising from, and will pay or reimburse their actual and reasonable expenses incurred in advance of the final disposition of any legal proceeding involving their service to us or on our behalf. Pursuant to a written undertaking provided by any director or officer who requests LandBridge Corporation to reimburse or pay that person’s expenses in advance of the final disposition of the proceeding, the director or officer will be required to repay the advanced expenses to LandBridge Corporation if it is found that such director or officer is not entitled to indemnification under applicable law and the Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document
4.1

Texas Certificate of Conversion of LandBridge Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-42150 ) filed with the Commission on October 13, 2026).

4.2

Certificate of Formation of LandBridge Corporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 001-42150) filed with the Commission on October 13, 2026).

4.3	Bylaws of LandBridge Corporation (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K (File No. 001-42150) filed with the Commission on October 13, 2026).
5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
24.1*	Power of Attorney (contained on the signature pages hereto).
99.1*	Amended and Restated LandBridge Corporation Long Term Incentive Plan.
99.2*	Form of Restricted Share Unit Award Agreement under the Amended and Restated LandBridge Corporation Long Term Incentive Plan.

* Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 13, 2026.

LandBridge Corporation

By:	/s/ Jason Long
Name: Jason Long
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Scott L. McNeely and Harrison Bolling, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 or amendment thereto has been signed below by the following persons in the capacities indicated on October 13, 2026.

Signature	Title

/s/ Jason Long	President and Chief Executive Officer; Director
Jason Long	(Principal Executive Officer)
/s/ Scott L. McNeely	Executive Vice President, Chief Financial Officer
Scott L. McNeely	(Principal Financial Officer)
/s/ Jason Williams	Executive Vice President, Chief Administrative Officer
Jason Williams	(Principal Accounting Officer)
/s/ David N. Capobianco	Director, Chairman of the Board
David N. Capobianco
/s/ Matthew K. Morrow	Director
Matthew K. Morrow
/s/ Michael S. Sulton	Director
Michael S. Sulton
/s/ Frank Bayouth	Director
Frank Bayouth

Signature	Title
/s/ Ben Moore	Director
Ben Moore
/s/ Kara Goodloe Harling	Director
Kara Goodloe Harling
/s/ Charles Watson	Director
Charles Watson
/s/ Ty Daul	Director
Ty Daul
/s/ Valerie P. Chase	Director
Valerie P. Chase
/s/ Andrea Nicolás	Director
Andrea Nicolás